FROST INVESTMENT ADVISORS, LLC

100 West Houston Street, 15th Floor

P.O. Box 2509

San Antonio, Texas 78299-2509

________, 2019

Frost Family of Funds

One Freedom Valley Drive

Oaks, PA 19456

Ladies and Gentlemen:

In the interest of limiting the expenses of the Frost Value Equity Fund and Frost Municipal Bond Fund (each, a “Fund” and together, the “Funds”), each a series of Frost Family of Funds (the “Trust”), Frost Investment Advisors, LLC (the “Adviser”) hereby undertakes, for a period of two years beginning on the date of each Fund’s commencement of investment operations in connection with the closing of its Reorganization (as such term is defined in the Funds’ prospectuses and statement of additional information forming a part of the Trust’s registration statement on Form N-1A), to waive 0.03% and 0.01% of the investment advisory fee payable to the Adviser by the Frost Value Equity Fund and Frost Municipal Bond Fund, respectively, on an annualized basis. Other waivers and limitations may also apply. This undertaking shall be binding upon any successors and assigns of the Adviser.

Very truly yours,

FROST INVESTMENT ADVISORS, LLC

By:
Name:
Title:

Agreed and accepted by:

THE ADVISORS’ INNER CIRCLE FUND II,

on behalf of the Frost Value Equity Fund and Frost Municipal Bond Fund

By:
Name:
Title: